Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CBIZ, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-135912, 333-76179, 333-64109 and 333-27825 on Form S-3; Nos. 333-90749, 333-46687, 333-40331 and 333-15413 on Form S-3, as amended; Nos. 333-40313 and 333-81039 on Form S-4, as amended; and Nos. 333-145495, 333-62148, 333-74647, 333-35049 and 333-176219 on Form S-8 of CBIZ, Inc. of our reports dated March 15, 2013, with respect to the consolidated balance sheets of CBIZ, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 10-K of CBIZ, Inc.

Our report dated March 15, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012 contains an explanatory paragraph that states that the Company acquired Diversified Industries, Inc. d/b/a Payroll Control Systems and PHBV Partners, L.L.P. on December 31, 2012, management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, Diversified Industries, Inc. d/b/a Payroll Control Systems’ and PHBV Partners L.L.P.’s internal control over financial reporting associated with total assets of $105.7 million included in the consolidated financial statements of the Company as of December 31, 2012 and our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Diversified Industries, Inc. d/b/a Payroll Control Systems and PHBV Partners, L.L.P.

/s/ KPMG LLP

Cleveland, Ohio

March 15, 2013